EXHIBIT 10.9

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of December 31, 2008 by and between BE Aerospace, Inc., a Delaware corporation (the “Company”), and Thomas P. McCaffrey (“Executive”).

RECITALS

WHEREAS, Executive and the Company entered into an Amended and Restated Employment Agreement dated as of April 27, 2007 (the “Employment Agreement”); and

WHEREAS, Executive, having provided services to the Company since May 1, 1993, agrees to continue to provide services for an additional period as provided herein and the Company wishes to procure such services; and

WHEREAS, Executive and the Company wish to further amend and restate the Employment Agreement in its entirety in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.    Reference to Employment Agreement.  The Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.

2.    Term.  Unless otherwise terminated pursuant to the provisions of Section 5 hereof, Executive shall provide to the Company services hereunder during the term of his employment under this Agreement, which shall be the period ending three (3) years from any date as of which the term is being determined (the “Employment Term”).  The date on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the “Expiration Date.”

3.    Position and Duties.  Executive shall serve the Company in the capacity of Senior Vice President of Administration and Chief Financial Officer, or in such other position as the Chief Executive Officer of the Company, his designee or the Board of Directors of the Company (the “Board”) may designate from time to time, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as the Chief Executive Officer of the Company, his designee or the Board shall determine. Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities.  Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

4.    Compensation.

(a)    Salary.  During the Employment Term, Executive shall receive an annual salary (the “Salary”) payable at the rate of four hundred ninety thousand five hundred dollars ($490,500) per annum.  Such rate shall be subject to adjustment from time to time by the Compensation Committee of the Board (the “Compensation Committee”) as hereinafter provided; provided, however, that it shall at no time be adjusted below the Salary for the preceding year.  On July 1st of each year during the Employment Term, the Salary shall be increased by an amount not less than the amount determined by applying to the Salary then in effect the percentage increase in the U.S. Bureau of Labor Statistics Consumer Price Index Revised – Urban Wage Earners and Clerical Workers – National – All Items (1982-84=100) (the “Index”) for the twelve (12)-month period (July through June) immediately preceding such July 1.  If the Index is no longer issued, the Compensation Committee and Executive shall agree upon a substitute adjustment index issued by such agency that most reasonably reflects the criteria utilized in the most recent issue of the Index.  Except as otherwise provided in this Agreement, the Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions.

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(b)    Incentive Bonus.  So long as employed, Executive may receive an incentive bonus for each fiscal year or portion thereof during which Executive has been employed hereunder as determined by the Compensation Committee at the end of the applicable fiscal year.  The incentive bonus, if any, shall be paid in accordance with Company policy, but in any event, no later than March 15th of the year following the year in respect of which Executive earned such bonus.

(c)    Expenses.  Executive shall be entitled to receive prompt payment of, or reimbursement for, all reasonable business expenses incurred by him during the Employment Term on behalf of the Company.

(d)    Benefits.  During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, life insurance plans, disability income plans, incentive compensation plans and other benefit plans, other than retirement plans, as may be from time to time in effect for executives of the Company generally.  In accordance with Company policy, Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees.  In addition, upon termination of Executive’s employment with the Company due to his death or Incapacity, Executive and his eligible dependents shall be entitled on similar terms and conditions as active executives, for a period of two (2) years, to participate in all medical, dental and health benefit plans available to the Company’s executive officers from time to time.  If any reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”), the Company shall reimburse such medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

(e)    Automobile.  So long as employed, Executive shall receive an automobile either owned or leased by the Company or a monthly automobile allowance of $1,100 per month (the “Automobile Allowance”), at the discretion of the Company.  The Automobile Allowance, if applicable, shall be paid in accordance with Company policy, but in any event, no later than March 15th of the year following the year in which it shall accrue.

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(f)    Equity Compensation.  So long as employed, Executive shall be eligible to participate in any applicable equity compensation program of the Company in effect from time to time on the terms set forth by the Compensation Committee in its sole discretion.

5.    Termination and Compensation Thereon.

(a)    Termination Date.  The term “Termination Date” shall mean the earlier of (i) Executive’s date of death and (ii) date on which Executive incurs a Separation from  Service (as defined below) with the Company and its subsidiaries and affiliates for any reason.

(b)    Death.

(i)    Executive’s employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such natural person, trust, corporation, limited liability company, limited or general partnership, or any other entity (each a “Person”) as Executive shall have designated in a notice filed with the Company, or, if no such Person shall have been designated, to his estate, (A) the entire remaining unpaid balance of the Retirement Compensation as provided in Section 5(g) below, determined as of the Termination Date and (B) a lump-sum payment amount equal to the Salary that would have been due to Executive had this Agreement been in effect from the date of his death until the Expiration Date.

(ii)    Upon Executive’s death at any time during or after the Employment Term, the Company shall, within thirty (30) days following the date of death, also pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum death benefit in the amount of one (1) million dollars in accordance with the Death Benefit Agreement attached as Exhibit A hereto.

(iii)    Upon Executive’s death, the Company shall, within thirty (30) days following the date of death, also pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum amount equal to (A) any accrued and unpaid Salary and benefits through the date of death, and (B) any bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to the date of death.

(iv)    Following Executive’s death, his eligible dependents shall be entitled to continuation of medical, dental and health benefits for two (2) years in accordance with Section 4(d) hereof.

(v)    In addition, upon Executive’s death, any stock options or restricted stock awards (“Equity Awards”) granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

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(c)    Incapacity.  If, in the reasonable judgment of the Compensation Committee, as a result of Executive’s Incapacity due to a medically determinable physical or mental illness, Executive shall have been absent from his full-time duties as described hereunder for the entire period of twenty-nine (29) consecutive months (“Incapacity”), Executive’s employment shall terminate at the end of the twenty-nine (29)-month period as provided in this Section 5(c).  In such event:

(i)    the Company shall give prompt notice to Executive of any such termination;

(ii)    within thirty (30) days following the Termination Date, the Company shall pay to Executive a lump-sum amount equal to the Salary and Automobile Allowance (at the rate in effect on the Termination Date) that he would have received had he remained employed during the period from the Termination Date until the Expiration Date;

(iii)    the Company shall provide Executive and his eligible dependents with continuation of medical, dental and health benefits for two (2) years in accordance with Section 4(d) hereof;

(iv)    the Company shall pay to Executive the entire remaining unpaid balance of the Retirement Compensation as provided in Section 5(g) below, determined as of the Termination Date;

(v)    the Company shall pay to Executive within thirty (30) days after the Termination Date (A) any accrued and unpaid Salary and benefits through the Termination Date and (B) any bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to the Termination Date; and

(vi)    upon a termination due to Incapacity, all Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

Any dispute between the Compensation Committee and Executive with respect to Executive's Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Compensation Committee and Executive or his personal representative, whose decision shall be binding on all parties.

(d)    Termination by the Company or Executive.

(i)    Termination by the Company for Cause.  The Company may, at any time, terminate Executive’s employment hereunder for “Cause.”  Upon a termination for Cause, the Company shall have no further obligations to Executive hereunder, except for payment of any accrued and unpaid Salary and benefits through the Termination Date.  For purposes of this Agreement, “Cause” shall mean any of the following:

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(A)    the willful and continued (after a reasonable period following such demand) failure by Executive to substantially perform his duties hereunder (other than (1) any such willful or continued failure resulting from his Incapacity due to physical or mental illness or physical injury or (2) any such actual or anticipated failure after the issuance of a notice of termination by Executive for Good Reason (as defined below)), after written demand for substantial performance is delivered by the Company to Executive that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties;

(B)    the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or

(C)    the conviction of Executive of a felony by a court of competent jurisdiction in a judgment which has become final and nonappealable if such conviction would render it impossible for Executive to perform his obligations hereunder or if the reputation of the Company would be materially damaged by the continuance of Executive’s employment hereunder.

For purposes of this Section 5(d)(i) no act, or failure to act, on the part of Executive shall be considered “willful” unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company.  If Executive’s employment is terminated by the Company for Cause pursuant to this Section 5(d)(i), the Company shall have no further obligations to Executive hereunder after the Termination Date, except for the payment of any unpaid Salary and benefits accrued through the Termination Date.

(ii)    Termination without Cause or for Good Reason other than Contemporaneously with a Change of Control.

(A)    The Company may, at any time, terminate Executive’s employment hereunder without Cause and Executive may terminate Executive’s employment hereunder with “Good Reason” (as defined below).

(B)    If Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason other than contemporaneously with a Change of Control (as defined below), then, on the Termination Date, Executive shall receive payment of:

                (1)    any accrued and unpaid Salary through the Termination Date;

                (2)    any bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to the Termination Date;

                (3)    a lump-sum amount equal to his Salary that Executive would have received had he remained employed during the period from the Termination Date through the Expiration Date;

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                                (4)    the entire remaining unpaid balance of the Retirement Compensation pursuant to Section 5(g) hereof, determined as of the
                                 Expiration Date; and

                        (5)    the Severance Payment pursuant to Section 5(f)(i) hereof.

(C)    In addition, upon a termination without Cause or for Good Reason other than contemporaneously with a Change of Control, any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(iii)    Termination by Executive without Good Reason.  Executive may terminate his employment hereunder without Good Reason.  If Executive’s employment is terminated by Executive without Good Reason, then, on the Termination Date, Executive shall receive payment of (A) any accrued and unpaid Salary through the Termination Date, (B) any bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to the Termination Date, (C) the entire remaining unpaid balance of the Retirement Compensation pursuant to Section 5(g) hereof, determined as of the Termination Date; and (D) the Severance Payment pursuant to Section 5(f)(ii) hereof.

(e)    Change of Control.

(i)    If a “Change of Control” (as defined in Section 5(e)(iii)) of the Company occurs, the Company will be obligated as provided in this Section 5(e).  For purposes of determining the Company’s obligations under this Section 5(e), the date on which a Change of Control occurs shall be referred to as the “Change of Control Date.”  If a Change of Control occurs during the Employment Term, the Company or its successor in interest shall:

(A)    pay to Executive, the amount of any Gross-Up Payment payable by the Company to Executive under Section 5(h) hereof in accordance with the payment terms therein;

(B)    provide that any Equity Awards granted to Executive that would not vest on or prior to the Change of Control Date shall vest and, if applicable, be exercisable upon the earlier of (x) the Change of Control Date and (y) the execution of an agreement, if any, that would constitute a Change of Control (regardless of whether such agreement is consummated), and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(ii)    Termination Contemporaneously with a Change of Control.  If Executive’s employment is terminated for any reason contemporaneously with a Change of Control, the Company shall pay to Executive (i) on the Termination Date a lump-sum amount equal to (A) any accrued and unpaid Salary and benefits through the Termination Date and (B) any bonuses payable to Executive for any fiscal periods of the Company ending prior to the Termination Date, (ii) the entire remaining unpaid balance of the Retirement Compensation, as provided in Section 5(g) below determined as of the Termination Date; and (iii) the Severance Payment pursuant to Section 5(f)(i) hereof.

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(iii)    For purposes of this provision, a “Change of Control” means:

(A)    Individuals who, as of January 1, 2005 (the “Effective Date”) constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any Person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such Person were a member of the Incumbent Board;

(B)    a transaction or other event occurs such that any Person or Persons acting as a group acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(C)    a transaction or other event occurs such that any one Person or group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or

(D)    a transaction or other event occurs such that any one Person or group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or group) ownership of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that no acquisition of ownership of the assets of the Company shall be deemed a Change of Control if the acquiring Person or group is:

            (1)           A shareholder of the Company in exchange for or with respect to its stock;

            (2)           Any Majority Owned Entity, as defined below, of the Company;

            (3)           A Person or group of which the Company is a Majority Owned Entity; or

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            (4)           A Majority Owned Entity of any Person or group described by (3), above.

(iv)    For the purposes of this Section 5(e), Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as the result of the same public offering.  However, Persons will be considered to be acting as a group if they are owners of a Person that enters into a merger, consolidation, purchase or acquisition of stock or assets or similar business transaction with the Company.

(v)    For the purposes of this Section 5(e), a “Majority Owned Entity” of any Person is any entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by such Person.

(vi)    A Change of Control shall occur on the effective date of any event specified in Section 5(e)(iii) above.  In connection with any determination of ownership for purposes of Section 5(e)(iii) above, the attribution rules of Section 318(a) of the Code shall apply.

(vii)    For purposes of this Agreement, a termination will be deemed to be made “contemporaneously” with a Change of Control if (A) it is made pursuant to at least one hundred and twenty (120) days’ prior written notice from the Company to Executive, and (B) it is effective as of the Change of Control Date.

(viii)    For purposes of this Agreement, “Good Reason” means:

(A)    a decrease in Executive’s Salary or a failure by the Company to pay material compensation due and payable to Executive in connection with his employment;

(B)    a change in Executive’s responsibilities, positions, duties, status, title or reporting relationships;

(C)    Executive ceasing to be the Senior Vice President of Administration and Chief Financial Officer of a publicly traded company pursuant to this Agreement (or such other positions Executive holds (1) immediately prior to the Change of Control Date, if applicable, or (2), solely for purposes of Section 5(d), thirty (30) days prior to the Termination Date);

(D)    the Company’s requiring Executive to be based at any office or location that is anywhere other than Executive’s principal place of employment (1) immediately prior to the Change of Control Date, if applicable, or (2), solely for purposes of Section 5(d), thirty (30) days prior to the Termination Date; or

(E)    a material breach by the Company of any term or provisions of this Agreement;

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provided that Executive has given notice thereof to the Company and the Company has not cured the Good Reason within thirty (30) days after receiving such notice.

(f)    Severance Payment.  Executive is eligible to receive a Severance Payment (the “Severance Payment”) within thirty (30) days following the Termination Date as follows:

(i)    If Executive’s employment hereunder is terminated at any time (A) by the Company without Cause, (B) by Executive for Good Reason, or (C) contemporaneously with a Change of Control, then on the Termination Date, the Company shall pay to Executive a lump-sum amount equal to two (2) times the Salary (at the rate in effect as of the Termination Date), which lump-sum shall not be pro-rated.

(ii)    If Executive’s employment hereunder is terminated by Executive without Good Reason, then on the Termination Date, the Company shall pay to Executive a lump-sum amount equal to one (1) times the Salary (at the rate in effect as of the Termination Date), which lump-sum shall not be pro-rated.  For the avoidance of doubt, the Severance Payment pursuant to this Section 5(f)(ii) shall be payable upon Executive’s retirement in accordance with Company policy.

(g)    Retirement Compensation.

(i)    If Executive’s employment is terminated for any reason other than Cause, the Company shall pay to Executive a lump-sum amount equal to the amount by which (A) the product of (1) one-half (1/2) multiplied by Executive’s average annual salary for the three (3)-year period preceding the Termination Date times (2) the number of years (including any partial year) since May 1, 1993 (the “Retirement Compensation”) exceeds (B) the sum of any amounts previously distributed to Executive pursuant to Sections 5(g)(ii), 5(g)(iii) and 5(g)(iv).  The lump-sum amount to be paid shall not be present-valued or otherwise reduced by use of any other discount or discounting method.  The payment will be made to Executive within five (5) business days following the Termination Date.

(ii)    Within five (5) business days after the date on which the BE Aerospace, Inc. Executive Compensation Trust II dated April 21, 1999, as amended, is terminated (the “Distribution Date”), the Company will distribute in a lump-sum the amount of Retirement Compensation that would have been payable to Executive under Section 5(g)(i) as of the Distribution Date.

(iii)    Within ninety (90) business days following the Distribution Date, the Company shall establish a trust for the duration of the Employment Term, and, commencing on the Distribution Date and on a quarterly basis, thereafter (each a “Contribution Date”) the Company shall contribute to the trust (the “Retirement Trust”) for the benefit of Executive an amount equal to (A) the Retirement Compensation that would be payable to Executive under Section 5(g)(i) if the Contribution Date was his Termination Date minus (B) the total of all contributions made to the Retirement Trust by the Company as of such Contribution Date.  The Retirement Trust to which the Company shall make these contributions shall be irrevocable.  The Retirement Trust shall provide that Executive may withdraw from the Retirement Trust, within the thirty (30)-day period beginning on the date on which he receives notice from the Company that the Company has made a contribution pursuant to this Section 5(g)(iii), an amount up to but not to exceed the amount of that contribution.  If and to the extent that Executive fails to exercise this withdrawal right within the thirty (30)-day period, such withdrawal right shall lapse.  The Retirement Trust also shall contain such other provisions as the Company and Executive reasonably agree are necessary in order for the Retirement Trust to qualify as a grantor trust under Section 671 of the Code with Executive as the grantor.  The trust agreement for the Retirement Trust shall provide that any assets remaining in the Retirement Trust, after payment of all the retirement compensation payable pursuant to this Section 5(g)(iii), shall be payable to Executive, and that prior to payment of such retirement compensation, the assets of the Retirement Trust shall be exempt from the claims of the Company’s creditors.

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(iv)    Executive shall be responsible for all applicable Federal, State and local income and employment taxes due with respect to each contribution made by the Company under Section 5(g)(ii).  As of the last day of each calendar quarter ending on or after the Distribution Date, during the Employment Term, the trustee of the Retirement Trust shall be required to distribute to Executive 25% of the amount of the Assumed Taxes that the Company reasonably estimates will be payable by Executive for the calendar year for which the distribution is being made and as a result of his beneficial interest in the Retirement Trust.  For this purpose, the term “Assumed Taxes” shall mean the federal, state and local income and employment taxes that would be payable by Executive for the year in question, assuming that the amount taxable would be subject to the highest federal and applicable state and local income and employment tax rates.

(h)    Certain Additional Payments by the Company.

(i)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, benefit, equity-based or other compensation or other transfer or action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise and including, without limitation, any additional payments required under this Section 5(h)) (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall make a payment to Executive (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rates of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local income taxes.  The Gross-Up Payment shall be paid to Executive no later than the end of the taxable year next following the taxable year in which Executive remits the taxes related to the Gross-Up Payment.

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(ii)    Subject to the provisions of paragraph (iii) of this Section 5(h) all determinations required to be made under this Section 5(h), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5(h), shall be paid by the Company to Executive promptly following the receipt of the Accounting Firm’s determination but in no event later than the end of the taxable year next following the taxable year in which the Accounting Firm’s determination is received.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 5(h) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but in no event later than the end of the taxable year next following the taxable year in which Executive remits the taxes.  The previous sentence shall apply mutatis mutandis to any overpayment of the Gross-Up Payment.

(iii)    Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

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(A)    give the Company any information reasonably requested by the Company relating to such claim;

(B)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C)    cooperate with the Company in good faith in order effectively to contest such claim; and

(D)    permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 5(h)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s Control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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(iv)    If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(h)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 5(h)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(h)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(i)    Restricted Stock Award.  On July 31, 2006, the Company granted to Executive, without payment by Executive, 104,242 shares of restricted common stock of the Company (the “Restricted Stock”).  The Restricted Stock was granted pursuant to and on the terms provided in the Company’s 2005 Long-Term Incentive Plan, as amended (the “Plan”), and, to the extent not inconsistent with the terms hereof, the applicable Restricted Stock Award Document (as defined in the Plan).  The Restricted Stock granted to Executive pursuant to this Section 5(i) will vest and become unrestricted ratably over a four (4)-year period commencing on July 31, 2007, the first (1st) anniversary of the grant date, and on each anniversary thereafter, provided that Executive is employed by the Company on each vesting date.  In addition, the Restricted Stock will immediately become fully vested and unrestricted (i) immediately prior to a Change of Control, (ii) upon Executive’s termination due to death or Incapacity, (iii) upon the termination of Executive’s employment by the Company without Cause, or (iv) upon the termination by Executive with Good Reason.  For the avoidance of doubt, all vesting of the Restricted Stock pursuant to this Section 5(i) shall be subject to the provisions of Sections 5(h) and 12 of this Agreement.

(j)    Grantor Trust.  If, at any time during the Employment Term it appears that a Change of Control is likely to occur, the Company hereby agrees to establish a grantor trust pursuant to Rev. Proc. 92-64, promulgated under Subpart E, part I, subchapter J, chapter I, subtitle A of the Code, as modified by Notice 2000-56.  The grantor trust shall serve as a vehicle for accumulating assets to secure its potential obligations to Executive in the event of a Change of Control.  Notwithstanding the establishment of a trust, the Company’s obligation upon a Change of Control may be paid from the general assets of the Company or from assets of the trust.  Any trust so established and any assets held therein will be subject to the claims of the Company’s creditors in the event of insolvency or bankruptcy.

6.    Amendments.  No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

7.    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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If to the Company, to it at:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attention:  General Counsel

If to Executive, to him at:

Thomas P. McCaffrey
4821 South Flagler Drive
West Palm Beach, FL  33405

8.    Entire Agreement.  This Agreement (including the Exhibits attached hereto) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, however, that this Agreement shall not supersede the Proprietary Rights Agreement between Executive and the Company attached as Exhibit B which is incorporated herein by reference.

9.    Withholding.  Without limiting the effect of Sections 5(h) and 12, all payments made by the Company under this Agreement shall be reduced by any amounts in respect of income, social security, FICA and other similar taxes at the then-prevailing rates required to be withheld by the Company under applicable law.

10.    Legal Fees.  In the event of a dispute between the parties with respect to any payments due hereunder in connection with a Change of Control, the Company will pay the costs of any legal fees and related expenses incurred in connection with such dispute for a period of up to twenty (20) years.  Such costs and expenses shall be advanced to Executive currently as reasonably required to continue such action or proceeding.

11.    Unfunded Status.  This Agreement is intended to constitute an unfunded plan for incentive compensation.  Except with respect to the Retirement Compensation, nothing contained herein shall give Executive any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Compensation Committee may authorize the creation of trusts, acquisition of life insurance policies or other arrangements to meet the obligations created under this Agreement.

12.    Section 409A.

(a)    If any amounts that become due under Section 5 (other than Section 5(h)) of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.  For the avoidance of doubt, the parties agree and acknowledge that the Retirement Compensation is not “nonqualified deferred compensation” within the meaning of Section 409A.

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(b)    Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after Executive’s Separation from Service for any reason other than death or (ii) Executive’s date of death.  The Company shall establish a grantor trust pursuant to Rev. Proc. 92-64, promulgated under subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, as modified by Notice 2000-56, and fund any such payments that are deferred pursuant to this Section 12.1 that otherwise would be immediately payable to  Executive.  The provisions of this Section 12(b) shall only apply if required to comply with Section 409A of the Code.

(c)    For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A of the Code.  “Specified Employee” shall have the meaning set forth in Section 409A (a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)    It is intended that the terms and conditions of this Agreement comply with Section 409A of the Code.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A of the Code, this Agreement or any provision hereof may be reformed by Executive, subject to the consent of the Company (which consent shall not be unreasonably withheld) to:  (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(e)    Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

(f)    The provisions of Section 5(h) of this Agreement, mutatis mutandis, shall apply to any imposition of taxes on Executive under said Section 409A of the Code so that Executive shall be fully grossed up for the amount of, and shall not be adversely affected by, such taxes.

13.    Miscellaneous.

(a)    Enforceability.  The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

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(b)    Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  This Agreement may be assigned by the Company.  Executive may not assign or delegate Executive’s duties under this Agreement without the Company’s prior written approval.

(c)    Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 5(d)(ii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

(d)    Survival.  The provisions of Sections 4, 5, 6 and 7 through 13 inclusive hereof shall each survive any termination or expiration of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

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/s/ Thomas P. McCaffrey
Thomas P. McCaffrey

BE AEROSPACE, INC.

By:	/s/ Amin J. Khoury
Name:	Amin J. Khoury
Title:	Chairman and Chief Executive Officer

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Exhibit A

Death Benefit Agreement

A-1

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Exhibit B

Proprietary Rights Agreement

B-1